Exhibit 15
Letter Re: unaudited interim financial information
The Board of Directors
Northfield Laboratories Inc.:
With respect to the registration statements (Nos. 333-15877, 333-51681, 333-79579, 333-102672, 333-110110 and 333-128787) on Form S-8 and the registration statements (No. 333-137072) on Form S-3 of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our report dated October 10, 2007 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933, such report is not considered to be a part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm within the meaning of sections 7 and 11 of the Act.
Very truly yours,
/s/ KPMG LLP
Chicago, Illinois
October 10, 2007